EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Thursday, October 24, 2013

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

C&F Financial Corporation

Announces Third Quarter Net Income

West Point, Va., October 24, 2013—C&F Financial Corporation (NASDAQ: CFFI), the one-bank holding company for C&F Bank (the Bank), today reported net income of $3.4 million, or $0.97 per common share assuming dilution, for the third quarter of 2013, compared with $4.5 million, or $1.36 per common share assuming dilution, for the third quarter of 2012. Net income for the first nine months of 2013 was $11.6 million, compared to $12.5 million for the first nine months of 2012. Net income available to common shareholders for the first nine months of 2013 was $11.6 million, or $3.37 per common share assuming dilution, compared to $12.2 million, or $3.69 per common share assuming dilution, for the first nine months of 2012.

For the third quarter of 2013, the corporation’s return on average common equity (ROE) and return on average assets (ROA), on an annualized basis, were 12.58 percent and 1.37 percent, respectively, compared to 18.48 percent and 1.88 percent, respectively, for the third quarter of 2012. For the first nine months of 2013, on an annualized basis, the corporation’s ROE was 14.52 percent and its ROA was 1.56 percent, compared to a 17.74 percent ROE and a 1.75 percent ROA for the first nine months of 2012. The decline in ROE and ROA during the three and nine months ended September 30, 2013, compared to the same periods of 2012, resulted from capital and asset growth, coupled with lower earnings, during the comparative periods.

“We are very pleased to report earnings of $3.4 million for the third quarter of 2013,” said Larry Dillon, president and chief executive officer of C&F Financial Corporation. “The retail banking segment reported an $86,000 increase in net income for the third quarter of 2013 compared to the same period in 2012. Growth in income at the Bank was primarily a result of asset quality improvements, which contributed to a $450,000 decline in the provision for loan losses from the third quarter of 2012 to the third quarter of 2013, which was offset to a significant degree by higher compensation costs associated with our investment in the Bank’s commercial lending initiatives in Richmond.”

“The consumer finance and mortgage banking segments reported decreases in net income of $778,000 and $434,000, respectively, for the third quarter of 2013 compared to the third quarter of 2012,” continued Dillon. “The results of the consumer finance segment were affected by (1) an increasing volume of loan defaults and a correspondingly higher number of repossessed vehicles and (2) lower recovery rates on repossessed vehicles sold, both of which contributed to the $1.3 million increase in the consumer finance segment’s provision for loan losses during the third quarter of 2013 compared to the third quarter of 2012. The results of the mortgage banking segment were negatively affected by the continued volatility in mortgage interest rates, which caused a 16 percent decline in the volume of loan originations, including a 48 percent decline in refinancings, during the third quarter of 2013 compared to the third quarter of 2012.”

EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Thursday, October 24, 2013

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

“We are very pleased that the corporation’s acquisition of Central Virginia Bankshares, Inc., or CVB, was completed on October 1, 2013. This transaction is a significant milestone for the corporation and a major step in our strategic expansion in the growing Richmond area. We believe the addition of the CVB branch network, which has a very strong deposit base, along with C&F’s recently announced plans to grow its commercial lending presence in the Richmond market, will significantly improve opportunities for future growth and increased shareholder value,” concluded Dillon.

Retail Banking Segment. C&F Bank reported net income of $791,000 for the third quarter of 2013, compared to net income of $705,000 for the third quarter of 2012. For the first nine months of 2013, C&F Bank reported net income of $2.0 million compared to net income of $1.6 million for the first nine months of 2012.

Factors that contributed to the improved financial results for the three and nine months ended September 30, 2013, when compared to the same periods during 2012, were (1) the effects of the continued low interest rate environment on the cost of deposits and on the renewal rates on borrowings from the Federal Home Loan Bank, (2) a shift in deposit mix to lower rate non-term deposit accounts, (3) the effects of improved credit quality on the loan loss provision and expenses associated with loan work-outs, (4) lower expenses related to the holding costs of foreclosed properties and (5) increased activity-based interchange and overdraft fee income. Partially offsetting these positive factors were (1) the decline in the retail banking segment’s average loans to nonaffiliates resulting from continued weak loan demand in the current economic environment and intense competition for loans in our markets, (2) higher personnel costs associated with increased staff levels throughout our branch network and the addition of new personnel dedicated to growing the Bank’s commercial and small business loan portfolio, (3) higher occupancy expenses associated with depreciation and maintenance of technology related to expanding the banking services we offer to customers and improving operational efficiency and security and (4) higher data processing expenses related to check card processing and mobile banking products and services.

The Bank’s nonperforming assets were $8.0 million at September 30, 2013, compared to $17.7 million at December 31, 2012. Nonperforming assets at September 30, 2013 included $4.2 million in nonaccrual loans, compared to $11.5 million at December 31, 2012, and $3.8 million in foreclosed properties, compared to $6.2 million at December 31, 2012. Troubled debt restructurings (TDRs) were $5.3 million at September 30, 2013, of which $2.6 million were included in nonaccrual loans, as compared to $16.5 million of TDRs at December 31, 2012, of which $9.8 million were included in nonaccrual loans. The decreases in nonaccrual loans and TDRs were primarily a result of (1) the sale of $10.9 million of TDRs during the first quarter of 2013 related to one commercial relationship, $5.2 million of which was on nonaccrual status at December 31, 2012 and (2) the pay-off of $2.0 million of nonaccrual TDRs related to one commercial relationship. The sale of notes referred to above resulted in a $2.1 million charge-off which was previously included in the allowance for loan losses and contributed to the decline in the Bank’s allowance for loan losses as a percentage of total loans to 2.88 percent at September 30, 2013 from 3.38 percent at December 31, 2012. Management believes it has provided adequate loan loss reserves for the retail banking segment’s loans. Foreclosed properties at September 30, 2013 consist of both residential and non-residential properties. These properties are evaluated regularly and have been written down to their estimated fair values less selling costs.

EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Thursday, October 24, 2013

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

Mortgage Banking Segment. C&F Mortgage Corporation reported net income of $302,000 for the third quarter of 2013, compared to $736,000 for the third quarter of 2012. For the first nine months of 2013, C&F Mortgage Corporation reported net income of $1.8 million compared to $1.6 million for the first nine months of 2012.

During the second quarter of 2013, the mortgage banking segment began selling a portion of loans originated for sale on a mandatory delivery basis, while continuing to sell the majority of its loans on a best efforts delivery basis. In accordance with Accounting Standards Codification Topic 820-Fair Value Measurement and Disclosures, we have elected to use fair value accounting for loans held for sale and interest rate lock commitments, as well as for forward loan sales commitments and hedging instruments that are used to reduce the effect of changes in interest rates on loans that are to be sold in the secondary market. Under fair value accounting, gains on loans to be sold in the secondary market are recognized as loan applications progress through the origination pipeline, as opposed to recognizing gains when the loans are sold, as was done in the past. The decline in pre-tax income for the third quarter of 2013 compared to the third quarter of 2012 included losses attributable to fair value adjustments of $473,000; whereas, the increase in pre-tax income for the first nine months of 2013 compared to the same period of 2012 included gains of $823,000 attributable to fair value adjustments.

Net income at the mortgage banking segment for the three and nine months ended September 30, 2013, compared to the same periods in 2012, benefited from lower provisions for indemnification losses. Net income at the mortgage banking segment was negatively affected by (1) fluctuations in mortgage interest rates during the third quarter of 2013 that caused lower loan application volume and correspondingly lower loan production for the three and nine months ended September 30, 2013, (2) lower net interest income resulting from lower loan production and (3) higher non-production based personnel costs associated with expansion into Virginia Beach, Virginia and with regulatory compliance. If volatility in mortgage interest rates continues, there may be a continuation of lower loan demand, particularly for refinancings, which could negatively affect earnings of the mortgage banking segment for the remainder of 2013 and possibly beyond.

EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Thursday, October 24, 2013

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

Consumer Finance Segment. C&F Finance Company reported net income of $2.4 million for the third quarter of 2013, compared with $3.2 million for the third quarter of 2012. For the first nine months of 2013, C&F Finance Company reported net income of $8.8 million, compared to $9.8 million for the first nine months of 2012.

Factors contributing to the consumer finance segment’s net income for the three and nine months ended September 30, 2013 were loan growth of 7 percent and 10 percent, respectively, and low funding costs on its variable-rate borrowings. Offsetting these benefits were (1) increases in the segment’s provision for loan losses resulting from higher loan charge-offs due to the continued uncertain economic environment, lower resale values on repossessed vehicles and credit easing by competitors, (2) a decline in average loan yields as a result of aggressive loan pricing strategies used by competitors attempting to grow market share in automobile financing and (3) higher personnel expenses resulting from an increase in the number of personnel to support loan growth and expansion into new markets.

The allowance for loan losses as a percentage of loans at September 30, 2013 was 8.01 percent, as compared with 7.96 percent at December 31, 2012. Management believes that the current allowance for loan losses is adequate to absorb probable losses in the consumer finance loan portfolio. However, if the current economic environment and credit easing by new entrants into the automobile financing sector continues to contribute to an increase in the segment’s defaults, the consumer finance segment could continue to experience an elevated level of charge-offs for the remainder of 2013 and possibly beyond, which may result in higher provisions for loan losses.

Other Segments. Other segments reported an aggregate net loss of $167,000 for the third quarter of 2013, compared to a net loss of $126,000 for the third quarter of 2012. For the first nine months of 2013, other segments reported an aggregate net loss of $1.1 million, compared to a net loss of $471,000 for the first nine months of 2012. Other segments includes the corporation’s holding company, which recognized $220,000 and $868,000 in transactions costs, net of taxes, ($286,000 and $1.1 million before taxes, respectively) during the third quarter and first nine months of 2013, respectively, associated with the corporation’s acquisition of CVB. Additional information on the acquisition of CVB is provided below.

EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Thursday, October 24, 2013

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

Capital and Dividends. The corporation’s capital and liquidity positions remain strong. The corporation paid a quarterly cash dividend of 29 cents per common share during the third quarter of 2013. The Board of Directors of the corporation continues to review the dividend payout ratio, which was 28.71 percent of net income during the third quarter of 2013, in light of changes in economic conditions, capital levels, expected future levels of earnings and the changes to the regulatory capital framework that were approved on July 9, 2013 by the federal banking agencies.

Acquisition of Central Virginia Bankshares, Inc. C&F Financial Corporation completed its acquisition of Central Virginia Bankshares, Inc. effective October 1, 2013. CVB shareholders received $0.32 for each share of CVB common stock they owned, or approximately $853,000 in the aggregate. In addition, the corporation purchased from the U.S. Treasury for $3.35 million all of CVB’s preferred stock and warrants issued to the U.S. Treasury, including accrued and unpaid dividends on the preferred stock, under the Capital Purchase Program. CVB’s stock symbol, “CVBK,” was retired effective October 1, 2013.

About C&F Financial Corporation. C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI. The common stock closed at a price of $55.80 per share on October 23, 2013. At September 30, 2013, the book value of the corporation was $32.84 per common share. The corporation’s market makers include Davenport & Company LLC, McKinnon & Company, Inc. and BB&T Scott & Stringfellow, Inc.

As of the date of this press release, C&F Financial Corporation is the parent of C&F Bank and of CVB, which is the parent of Central Virginia Bank. C&F Bank operates 18 retail bank branches located throughout the Hampton to Richmond corridor in Virginia. Central Virginia Bank operates seven retail bank branches located in the counties of Powhatan, Cumberland, Chesterfield and Henrico.

C&F Bank also offers full investment services through its subsidiary C&F Investment Services, Inc. C&F Mortgage Corporation provides mortgage, title and appraisal services through 18 offices located in Virginia, Maryland, North Carolina, Delaware and New Jersey. C&F Finance Company provides automobile loans in Virginia, Tennessee, Maryland, North Carolina, Georgia, Ohio, Kentucky, Indiana, New Hampshire, Alabama, Missouri, Illinois, Texas, Florida and West Virginia through its offices in Richmond and Hampton, Virginia, in Nashville, Tennessee and in Hunt Valley, Maryland.

EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Thursday, October 24, 2013

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

Additional information regarding the corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the corporation’s web site at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the corporation conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the corporation’s performance. These include the following fully-taxable equivalent (“FTE”) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE, and the adjusted annualized net charge-off ratio for the combined Retail Banking and Mortgage Banking segments.

Management believes that FTE measures provide users of the corporation’s financial information a presentation of the performance of interest earning assets on a basis that is comparable within the banking industry. Management reviews interest income of the corporation on an FTE basis. In this non-GAAP presentation, interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures the comparability of net interest income arising from both taxable and tax-exempt sources.

Management believes that the presentation of the adjusted annualized net charge-off ratio for the combined Retail Banking and Mortgage Banking segments that excludes the effect of a significant nonrecurring charge-off recognized in a single accounting period permits a comparison of asset quality related to ongoing business operations, and it is on this basis that management internally assesses the corporation’s performance and establishes goals for the future.

These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the corporation to evaluate and measure the corporation’s performance to the most directly comparable GAAP financial measures is presented below.

EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Thursday, October 24, 2013

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

Forward-Looking Statements. Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the corporation’s management, as well as assumptions made by, and information currently available to, the corporation’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated by such statements. Forward-looking statements in this release include, without limitation, statements regarding expected future financial performance, strategic business initiatives, asset quality and future actions to manage asset quality, adequacy of reserves for loan losses and capital levels. Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in: (1) interest rates, such as the current volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, (4) the legislative/regulatory climate, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations promulgated thereunder, (5) monetary and fiscal policies of the U.S. Government, including policies of the Treasury and the Federal Reserve Board, (6) the ability to achieve the operations and results expected after the CVB acquisition, including by achieving anticipated cost savings, continued relationships with major customers and deposit retention, (7) the value of securities held in the corporation’s investment portfolios, (8) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (9) the inventory level and pricing of used automobiles, including sales prices of repossessed vehicles, (10) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (11) the level of indemnification losses related to mortgage loans sold, (12) demand for loan products, (13) deposit flows, (14) the strength of the corporation’s counterparties, (15) competition from both banks and non-banks, (16) demand for financial services in the corporation’s market area, (17) technology, (18) reliance on third parties for key services, (19) the commercial and residential real estate markets, (20) demand in the secondary residential mortgage loan markets, (21) the corporation’s expansion and technology initiatives, and (22) accounting principles, policies and guidelines and elections by the corporation thereunder, such as the election of fair value accounting for loans held for sale. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.

C&F Financial Corporation

Selected Financial Information

(in thousands, except for share and per share data)

Financial Condition	9/30/13	12/31/12	9/30/12
	(unaudited)		(unaudited)
Interest-bearing deposits with other banks and federal funds sold	$36,531	$17,541	$7,649
Investment securities - available for sale, at fair value	147,161	152,817	140,608
Loans held for sale*	55,911	72,727	78,072
Loans, net:
Retail Banking segment	381,827	382,283	394,715
Mortgage Banking segment	2,405	1,947	2,014
Consumer Finance segment	265,044	256,053	249,507
Federal Home Loan Bank stock	3,525	3,744	3,744
Total assets	983,631	977,018	961,819
Deposits	685,232	686,184	664,212
Repurchase agreements and federal funds purchased	18,653	14,139	22,371
Borrowings	148,607	148,607	148,607
Shareholders' equity	109,379	102,197	98,477

*	Reported at fair value at 9/30/13 and at cost at 12/31/12 and 9/30/12

	For The Quarter Ended		For The Nine Months Ended
Results of Operations	9/30/13	9/30/12	9/30/13	9/30/12
	(unaudited)		(unaudited)
Interest income	$19,654	$19,505	$58,007	$57,359
Interest expense	2,069	2,411	6,299	7,846
Provision for loan losses:
Retail Banking segment	-	450	1,000	1,950
Mortgage Banking segment	15	30	75	135
Consumer Finance segment	3,825	2,485	9,065	6,465
Other operating income:
Gains on sales of loans	1,790	2,618	7,068	5,580
Other	3,849	3,367	10,632	9,658
Other operating expenses:
Salaries and employee benefits	7,862	7,416	23,160	20,895
Other	6,662	5,986	18,941	16,932
Income tax expense	1,494	2,179	5,617	5,880
Net income	3,366	4,533	11,550	12,494
Net income available to common shareholders	3,366	4,533	11,550	12,183
Earnings per common share - assuming dilution	0.97	1.36	3.37	3.69
Earnings per common share - basic	1.01	1.41	3.51	3.80

Fully-taxable equivalent (FTE) amounts*
Interest income on loans-FTE	18,336	18,297	54,093	53,624
Interest income on securities-FTE	1,892	1,807	5,621	5,570
Total interest income-FTE	20,256	20,106	59,803	59,209
Net interest income-FTE	18,187	17,695	53,504	51,363

*

Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see "Use of Certain Non-GAAP Financial Measures" and "Reconciliation of Certain Non-GAAP Financial Measures."

	For The Quarter Ended		For The Nine Months Ended
Segment Information	9/30/13	9/30/12	9/30/13	9/30/12
	(unaudited)		(unaudited)
Net income - Retail Banking	$791	$705	$1,986	$1,630
Net income - Mortgage Banking	302	736	1,834	1,573
Net income - Consumer Finance	2,440	3,218	8,829	9,762
Net loss - Other and Eliminations	(167)	(126)	(1,099)	(471)
Mortgage loan originations - Mortgage Banking	201,440	239,502	591,642	619,459
Mortgage loans sold - Mortgage Banking	204,841	240,601	608,458	611,449

	For The Quarter Ended		For The Nine Months Ended
Average Balances	9/30/13	9/30/12	9/30/13	9/30/12
	(unaudited)		(unaudited)
Interest-bearing deposits in other banks and federal funds sold	$48,845	$5,351	$50,872	$10,413
Investment securities - available for sale, at amortized cost	144,845	131,914	143,693	134,297
Loans held for sale	54,096	72,009	51,309	63,059
Loans:
Retail Banking segment	388,754	404,645	390,038	402,768
Mortgage Banking segment	2,901	2,394	2,799	2,531
Consumer Finance segment	287,173	268,191	283,402	258,241
Federal Home Loan Bank stock	3,525	3,746	3,592	3,756
Total earning assets	930,139	888,250	925,705	875,065
Total assets	985,867	945,903	984,466	932,729

Time, checking and savings deposits	569,961	545,906	576,029	549,092
Borrowings	166,425	168,287	165,474	162,443
Total interest-bearing liabilities	736,386	714,193	741,503	711,535
Demand deposits	117,987	109,459	112,043	102,460
Shareholders' equity	106,993	96,443	105,826	95,820

Asset Quality	9/30/13	12/31/12	9/30/12
	(unaudited)		(unaudited)
Retail and Mortgage Banking Segments
Nonaccrual loans* - Retail Banking	$4,245	$11,461	$14,808
Nonaccrual loans - Mortgage Banking	-	-	-
Real estate owned** - Retail Banking	3,780	6,236	4,621
Real estate owned** - Mortgage Banking	-	-	-
Total nonperforming assets	$8,025	$17,697	$19,429
Accruing loans past due for 90 days or more	$96	$-	$338
Troubled debt restructurings*	$5,271	$16,492	$17,850
Total loans - Retail Banking segment	$393,143	$395,664	$407,929
Total loans - Mortgage Banking segment	$2,883	$2,340	$2,377
Allowance for loan losses - Retail Banking segment	$11,316	$13,381	$13,214
Allowance for loan losses - Mortgage Banking segment	$478	$393	$363
Nonperforming assets to loans and real estate owned	2.01%	4.38%	4.68%
Allowance for loan losses to loans - combined Retail Banking and Mortgage Banking segments	2.98%	3.46%	3.31%
Allowance for loan losses to nonaccrual loans - combined Retail Banking and Mortgage Banking segments	277.83%	120.18%	91.69%
Annualized net charge-offs to average loans - combined Retail Banking and Mortgage Banking segments***	1.03%	0.72%	0.87%

*	Nonaccrual loans include nonaccrual troubled debt restructurings of $2.63 million at 9/30/13, $9.80 million at
12/31/12, and $11.40 million at 9/30/12.
**	Real estate owned is recorded at its estimated fair market value less cost to sell.
***	The annualized net charge-off ratio of 1.03% for the nine months ended 9/30/13 includes a $2.1 million charge-off for one commercial relationship. This ratio is 0.34% excluding the $2.1 million charge-off. For more information about this non-GAAP financial measure, please see "Use of Non-GAAP Financial Measures" and "Reconciliation of Certain Non-GAAP Financial Measures."

Consumer Finance Segment
Nonaccrual loans	$1,253	$655	$631
Accruing loans past due for 90 days or more	$-	$-	$-
Total loans	$288,111	$278,186	$270,920
Allowance for loan losses	$23,067	$22,133	$21,413
Nonaccrual consumer finance loans to total consumer finance loans	0.43%	0.24%	0.23%
Allowance for loan losses to total consumer finance loans	8.01%	7.96%	7.90%
Annualized net charge-offs to average total consumer finance loans	3.83%	2.76%	2.37%

	As Of and For The Quarter Ended		As Of and For The Nine Months Ended
Other Data and Ratios	9/30/13	9/30/12	9/30/13	9/30/12
	(unaudited)		(unaudited)
Annualized return on average assets	1.37%	1.88%	1.56%	1.75%
Annualized return on average common equity	12.58%	18.48%	14.52%	17.74%
Annualized net interest margin	7.77%	7.94%	7.73%	7.84%
Dividends declared per common share	$0.29	$0.27	$0.87	$0.79
Weighted average common shares outstanding - assuming dilution	3,484,961	3,332,970	3,423,097	3,298,030
Weighted average common shares outstanding - basic	3,318,687	3,220,906	3,287,146	3,206,739
Market value per common share at period end	$48.40	$39.35	$48.40	$39.35
Book value per common share at period end	$32.84	$30.51	$32.84	$30.51
Price to book value ratio at period end	1.47	1.29	1.47	1.29
Price to earnings ratio at period end (ttm)	10.64	8.35	10.64	8.35

C&F Financial Corporation
Reconciliation of Certain Non-GAAP Financial Measures
(in thousands)

	For The Quarter Ended
	9/30/13 (unaudited)			9/30/12 (unaudited)
	Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
Interest income on loans	$18,325	$11	$18,336	$18,284	$13	$18,297
Interest income on securities	1,301	591	1,892	1,219	588	1,807
Total interest income	19,654	602	20,256	19,505	601	20,106
Net Interest income	17,585	602	18,187	17,094	601	17,695

	For The Nine Months Ended
	9/30/13 (unaudited)			9/30/12 (unaudited)
	Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
Interest income on loans	$54,062	$31	$54,093	$53,584	$40	$53,624
Interest income on securities	3,856	1,765	5,621	3,760	1,810	5,570
Total interest income	58,007	1,796	59,803	57,359	1,850	59,209
Net Interest income	51,708	1,796	53,504	49,513	1,850	51,363

		For The Nine Months Ended
		9/30/13 (unaudited)			9/30/12 (unaudited)
		Reported	Commercial Loan Charge- off**	Adjusted	Reported	Commercial Loan Charge- off	Adjusted
Average Retail Banking segment loans		$390,038	$-	$390,038	$402,768	$-	$402,768
Average Mortgage Banking segment loans		2,799	-	2,799	2,531	-	2,531
Average combined Retail Banking and Mortgage Banking loans	(A)	$392,837	$-	$392,837	$405,299	$-	$405,299

Net charge-offs		$3,055	$(2,056)	$999	$2,638	$-	$2,638
Annualization Factor		1.33	1.33	1.33	1.33	1.33	1.33
Annualized net charge-offs	(B)	$4,063	$(2,734)	$1,329	$3,509	$-	$3,509

Annualized net charge-offs to average loans	(B)/(A)	1.03%		0.34%	0.87%		0.87%

*	Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see "Use of Non-GAAP Financial Measures."

**	This charge-off occurred in connection with the sale of notes relating to one commercial relationship, as described in this release.